Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES
FOURTH QUARTER 2012 RESULTS

•	Fourth Quarter net loss of $1.9 Million
•	Book Value per Share of $0.33
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Friday, March 15, 2013, at 9:00 AM ET

VERO BEACH, Fla. (March 14, 2013) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended December 31, 2012.  The Company reported a net loss of $1.9 million for the three month period ended December 31, 2012, compared with a net loss of $2.4 million for three month period ended December 31, 2011.

Details of Fourth Quarter 2012 Results of Operations

The Company's fourth quarter net loss of $1.9 million included net portfolio interest income of $0.6 million, net loss on mortgage-backed securities (“MBS”) of $1.1 million (which includes non-cash portfolio mark to market losses, realized losses on securities sold and losses on funding hedges), audit, legal and other professional fees of $0.7 million, compensation and related benefits of $0.2 million, and other operating, general and administrative expenses of $0.4 million. During the fourth quarter, the Company sold (MBS with a market value at the time of sale of $57.4 million, resulting in realized losses of $0.4 million (based on security prices from September 30, 2012).  The remaining net loss on MBS was due to fair value adjustments for the period.

Details of the MBS Portfolio Performance

The Company allocates capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The PT MBS sub-portfolio is encumbered under repurchase agreement funding, while the structured MBS sub-portfolio is not.  As a result of being encumbered, the PT MBS sub-portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.  As of September 30, 2012, approximately 53% of the Company’s investable capital (which consists of equity in pledged PT MBS, available cash and unencumbered assets) was deployed in the PT MBS portfolio.  At December 31, 2012, the allocation to the PT MBS had increased to approximately 61%.  The relative allocation of capital between the structured MBS sub-portfolio and the PT MBS sub-portfolio changed materially in response to realized and anticipated levels of refinancing activity. The market value of the combined portfolio increased by approximately $42.4 million as the reallocation of capital to the PT MBS sub-portfolio, which is explicitly levered, resulted in $48.3 million of net-purchases of PT MBS.  The structured MBS sub-portfolio decreased by approximately $2.6 million as a result of return on investment of $2.0 million, realized and unrealized losses of $0.4 million, and sales of $2.2 million, offset by purchases of $2.0 million..

The tables below detail the changes to the respective sub-portfolios, as well as the returns generated by each during the quarter.  During the fourth quarter, purchases of $103.5 million, net of sales of $55.2 million and pay-downs of $2.6 million, increased the PT MBS portfolio by approximately $45.0 million.  The capital allocated to the PT portfolio increased approximately $1.6 million during the three months ended December 31, 2012.  Capital allocated to the structured MBS portfolio decreased by $2.6 million.

The Agency MBS market was impacted late in the third quarter when the Federal Reserve announced a third round of quantitative easing, or “QE3”.  The Federal Reserve began purchasing $40 billion per month of Agency MBS, plus reinvested pay-downs on their existing Agency MBS portfolio back into Agency MBS.  The program is expected to  remain in place until economic activity, specifically the level of unemployment, improves. During the fourth quarter Agency MBS prices sold off slightly after the initial spike upwards in price in late September.  The Mortgage Bankers Association refinancing index surged to near 5,900 the week of September 28th but then declined into year end, bottoming at approximately 3,500 the week of December 28th.  The Index has since risen to approximately 4,700, the level just before the QE3 announcement.  The Freddie Mac survey decreased steadily after the QE3 announcement, falling from 3.75% the week prior to the announcement to 3.47% on December 7th.  The survey rate ended the year at 3.52% and was 3.70% on March 1st.  The impact on HARP eligible mortgages has increased as many servicers focus their attention towards these borrowers.  However, the bulk of the increase in refinancing activity continues to be in lower coupon, newer, high quality loans originated after the HARP cut-off of May 31, 2009.  The steepening of the US Treasury yield curve into year-end also impacted the survey rate and refinancing activity generally, in conjunction with the typical winter seasonal effect on prepayment activity.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - September 30, 2012	$113,387,586	$3,844,291	$8,507,099	$12,351,390	$125,738,976
Securities Purchased	103,461,639	1,980,416	-	1,980,416	105,442,055
Securities Sold	(55,178,049)	-	(2,196,066)	(2,196,066)	(57,374,115)
Loss on Sale	(262,152)	-	(157,197)	(157,197)	(419,349)
Return on Investment	-	(801,503)	(1,186,554)	(1,988,057)	(1,988,057)
Pay-downs	(2,593,989)	-	-	-	(2,593,989)
Premium Lost Due to Pay-downs	(164,393)	-	-	-	(164,393)
Mark to Market Gains (Losses)	(254,192)	221,237	(453,166)	(231,929)	(486,121)
Market Value - December 31, 2012	$158,396,450	$5,244,441	$4,514,116	$9,758,557	$168,155,007

The table below presents the return on invested capital for each sub-portfolio for the three month period ended December 31, 2012.  The return on invested capital in the PT MBS portfolio was approximately 0.7% for the quarter.  The return on invested capital for the structured MBS portfolio was approximately (4.6)%.  The return was negatively impacted by negative mark-to-market adjustments and lower realized yields, particularly in the IIO sub-portfolio.  The combined portfolio generated a return on invested capital of approximately (1.8)%.  The decline in yields of the structured securities was the result of a combination of increased speeds assumptions, the result of QE3 and expected efforts by the government to expand efforts to refinance underwater borrowers, and demand for securities that offer the potential to hedge PT MBS securities when and if interest rates rise, an outcome the market expects at some point.

Return on Invested Capital
		Structured Security Portfolio
	Pass-Through	Interest Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Capital Allocation - September 30, 2012*	$13,723,261	$3,844,291	$8,507,099	$12,351,390	$26,074,651
Market Value - September 30, 2012	$113,387,587	$3,844,291	$8,507,099	$12,351,390	$125,738,977
Repurchase Agreement Obligations	$107,121,103	$-	$-	$-	$107,121,103
Returns for the Quarter
Income / (loss) (net of repo cost)	$778,276	$(49,206)	$(129,750)	$(178,956)	$599,320
Realized and unrealized gains / (losses)	(680,737)	221,237	(610,364)	(389,127)	(1,069,864)
Hedge losses**	(4,538)	n/a	n/a	n/a	(4,538)
	$93,001	$172,031	$(740,114)	$(568,083)	$(475,082)

Return on Invested Capital for the Quarter
(Not Annualized)	0.7%	4.5%	(8.7)%	(4.6)%	(1.8)%

* Capital Allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents, restricted cash (associated with repurchase agreements only) and unencumbered securities. (Capital allocated to non-portfolio assets not included.  Restricted Cash at December 31, 2012 included $164,445 related to trust preferred debt funding hedges).

** Excludes gains of $1,856 associated with trust preferred debt funding hedges.

The following table presents the constant prepayment rate (“CPR”) experienced on our structured and PT MBS sub-portfolios, on an annualized basis, for the quarterly periods presented.  Assets that were not owned for the entire quarter have been excluded from the calculation.  The exclusion of certain assets during periods of high trading activity can create a very high, and often volatile, reliance on a small sample of underlying loans.

		Structured
	PT MBS Sub-	MBS Sub-	Total
	Portfolio	Portfolio	Portfolio
Three Months Ended,
December 31, 2012	5.0	36.8	28.0
September 30, 2012	8.8	34.9	26.7
June 30, 2012	1.1	36.4	34.7
March 31, 2012	6.5	28.9	23.0
December 31, 2011	14.1	33.7	31.1
September 30, 2011	13.4	22.8	20.9
June 30, 2011	11.8	13.0	12.7
March 31, 2011	12.0	19.1	17.2

Highlights of the MBS Portfolio

As of December 31, 2012, Bimini Capital’s MBS portfolio consisted of $168.2 million of agency or government MBS at fair value.  This portfolio had a weighted average coupon of 3.07% and a net weighted average repurchase agreement borrowing cost of 0.49%. The following tables summarize Bimini Capital’s agency and government mortgage related securities as of December 31, 2012 and December 31, 2011:

(in thousands)
				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
	Of		Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
December 31, 2012
Adjustable Rate MBS	$20,857	12.4%	3.27%	267	1-Sep-35	5.91	9.73%	2.00%
Fixed Rate MBS	49,846	29.6%	3.21%	180	1-Dec-40	NA	NA	NA
Hybrid Adjustable Rate MBS	87,693	52.2%	2.75%	356	1-Nov-42	99.58	7.75%	1.98%
Total Mortgage-backed Pass-through	158,396	94.2%	2.96%	289	1-Nov-42	81.58	8.13%	1.98%
Interest-Only Securities	5,244	3.1%	3.79%	213	25-Dec-39	NA	NA	NA
Inverse Interest-Only Securities	4,515	2.7%	6.10%	301	25-Nov-40	NA	6.31%	NA
Structured MBS	9,759	5.8%	4.86%	254	25-Nov-40	NA	NA	NA
Total Mortgage Assets	$168,155	100.0%	3.07%	287	1-Nov-42	NA	NA	NA
December 31, 2011
Adjustable Rate MBS	$12,181	13.4%	2.89%	233	1-Jan-41	4.36	11.07%	2.00%
Fixed Rate MBS	35,417	38.9%	4.84%	178	1-Nov-40	NA	NA	NA
Hybrid Adjustable Rate MBS	25,466	27.9%	3.57%	354	1-Dec-41	95.21	8.83%	2.00%
Total Mortgage-backed Pass-through	73,064	80.2%	4.07%	249	1-Dec-41	65.82	9.55%	2.00%
Interest-Only Securities	7,074	7.8%	4.64%	299	25-Dec-39	NA	NA	NA
Inverse Interest-Only Securities	11,004	12.1%	6.22%	300	25-Nov-40	NA	6.51%	NA
Structured MBS	18,078	19.8%	5.61%	300	25-Nov-40	NA	NA	NA
Total Mortgage Assets	$91,142	100.0%	4.37%	259	1-Dec-41	NA	NA	NA

(in thousands)
	December 31, 2012		December 31, 2011
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$163,116	97.00%	$58,628	64.32%
Freddie Mac	3,396	2.02%	27,267	29.92%
Ginnie Mae	1,643	0.98%	5,247	5.76%
Total Portfolio	$168,155	100.00%	$91,142	100.0%

Entire Portfolio	December 31, 2012	December 31, 2011
Weighted Average Pass Through Purchase Price	$105.74	$104.43
Weighted Average Structured Purchase Price	$6.00	$6.13
Weighted Average Pass Through Current Price	$105.89	$106.13
Weighted Average Structured Current Price	$5.84	$6.50
Effective Duration (1)	0.703	-3.492

(1) Effective duration of  0.703 indicates that an interest rate increase of 1.0% would be expected to cause a 0.703% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2012.  An effective duration of  (3.492) indicates that an interest rate increase of 1.0% would be expected to cause a 3.492% increase in the value of the MBS in the Company’s investment portfolio at December 31, 2011. These figures include the structured securities in the portfolio.

Recent Developments – HARP (Home Affordable Refinancing Program)

The Home Affordable Refinancing Program (known as “HARP”), was designed to increase refinancing activity of eligible loans – predominantly fixed rate mortgages with higher coupons (ranging from 5.5% to 6.5%) originated between 2006 and early 2009.  Only loans originated before May 31, 2009 are eligible for refinancing under HARP. To date the impact of the HARP program has resulted in an increase in prepayment speeds with respect to loans eligible for the program; however, both the administration and FHFA have expressed a desire to see the effectiveness of the program increased.  The Company owns securities collateralized by loans that fall within the program parameters of HARP and anticipates prepayment speeds on such securities to remain elevated.

The table below provides details of the securities in our two portfolios that are eligible to be refinanced under the new HARP guidelines:

($ in thousands)
Market Value of Securities where Underlying Pools were issued Prior to May 31, 2009
	Underlying Current Gross WAC (Borrower Mortgage Rate)						Total Securities in Sub-Portfolio
	Less Than 4.00%	4.0% - 4.99%	5.0%-5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through portfolio	$17,520	$-	$-	$-	$-	$17,520	$158,396
Structured security portfolio	$279	$-	$1,768	$2,451	$-	$4,498	$9,759
Total	$17,799	$-	$1,768	$2,451	$-	$22,019	$168,155

Percent of Securities where Underlying Pools were Issued Prior to May 31, 2009
		Less Than 4.00%	4.0% - 4.99%	5.0%-5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through portfolio		11.1%	-	-	-	-	11.1%
Structured security portfolio		2.9%	-	18.1%	25.1%	-	46.1%
Total		10.6%	-	1.1%	1.5%	-	13.1%

Dividends

During the three months ended December 31, 2012, the Company made no dividend distributions.  All distributions are made at the discretion of the Company’s Board of Directors and any future distributions will depend on the Company’s results of operations, financial conditions, maintenance of REIT status, availability of net operating losses and other factors that may be deemed relevant.    In August 2011, the Company announced that it would suspend its quarterly dividend and no distributions have been made since.  The Company continues to evaluate its dividend payment policy.   However, as more fully described below, due to net operating losses incurred, the Company is unlikely to declare and pay dividends to stockholders until such net operating losses have been consumed.

REIT Taxable Income and Net Operating Losses

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income or loss as computed in accordance with generally accepted accounting principles (GAAP) as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.

In order to maintain its qualification as a REIT, the Company is generally required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are generally based on REIT taxable income, as determined for federal income tax purposes, as opposed to its net income computed in accordance with GAAP.  Dividends are paid if, when, and as declared by the Company's Board of Directors.

As described above, a REIT may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of a calendar year.  In calculating the amount of excise tax payable in a given year, if any, Bimini Capital reduces REIT taxable income by distributions made to stockholders in the form of dividends and/or net operating losses (“NOL’s”) carried-over from prior years, to the extent any are available.  Since income subject to excise tax is REIT taxable income after deducting qualifying dividends and the application of NOL’s (in that order), a REIT may avoid excise taxes solely by application of available NOL’s without paying qualifying dividends to stockholders.  Because Bimini Capital had $13.8 million of NOL’s as of December 31, 2012, in the future it could avoid excise taxes by applying such NOL’s against REIT taxable income without making any distributions to stockholders.  Further, the REIT could avoid the obligation to pay excise taxes through a combination of qualifying dividends and the application of NOL’s.  In any case, the Company is unlikely to declare and pay distributions to stockholders, or if declared, any such dividends may be less than REIT taxable income, until the existing NOL’s are consumed.

Book Value Per Share

The Company's Book Value Per Share at December 31, 2012 was $0.33.  Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At December 31, 2012, the Company's consolidated stockholders' equity was $3.5 million with 10,616,912 Class A Common shares outstanding. At December 31, 2012, the Company had $6.6 million in cash and cash equivalents.

Management Commentary

Commenting on the Company's fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The fourth quarter of 2012 presented a challenging environment for those invested in the Agency MBS market.  The economy, while recovering, is far from recovering all of the jobs lost a result of the financial crisis.  Unemployment is stubbornly high.  The Federal Reserve, with its announcement on September 13, 2012, of another round of quantitative easing dubbed “QE3”, committed to purchase $40 billion of Agency MBS per month until economic activity, and the unemployment rate in particular, improve.  While the initial impact on our market was positive, as prices jumped higher, the fourth quarter witnessed a considerable amount of profit harvesting as most market participants concluded prices had gone as high as they were going to go.  The combined effect of QE3 and expectations of additional efforts on the part of the administration and/or FHFA to stimulate additional HARP related refinancing, has driven market expectation for refinancing activity higher.  While speeds have slowed somewhat since year end, they were quite high in the fourth quarter with aggregate speeds in the low to mid 30’s CPR range.  In addition, with many market participants fearful of the impact of rising interest rates at some point, increased hedging activity was evident.  This was especially so in the IO market as yields on most securities were driven to negative levels.  These securities are now viewed as mere hedge instruments, much like interest rate derivatives, and investors are willing to accept the negative yield in return for the protection these securities are expected to provide for their pass-through portfolios, as IO’s are natural hedges for those securities.  This development impacted Bimini as we now rely almost exclusively on our PT portfolio for our income.”

Mr. Cauley continued, “As we entered the first quarter of 2013 prepayment speeds have moderated somewhat, consistent with seasonal patterns, but remain at elevated levels.  The economic data has been improving, and the yield curve has steepened, enhancing our investment opportunities and raising market rates available to borrowers looking to refinance.  Also, we were able to complete the initial public offering of Orchid Island Capital.  Acting as Orchid’s manager, Bimini will be able to generate additional revenues through our management agreement with Orchid while also increasing our operational efficiency by having more assets under management.  In addition, we will receive dividends from our investment in Orchid. While the costs associated with the IPO were high for Bimini since we acted as the sponsor of the transaction, we are confident the long-term benefits to Bimini of the transaction will outweigh the up-front costs.”

Orchid Island Capital

On February 20, 2013, Orchid completed an initial public offering (“IPO”), selling 2,360,000 shares of its common stock for aggregate proceeds of approximately $35.4 million.  The Company acted as sponsor to Orchid by agreeing to fund all underwriting, legal and other costs of the offering. Through December 31, 2012, the Company incurred costs of approximately $0.2 million related to this offering.  Subsequent to year end, and through March 11, 2013, the Company incurred additional costs of approximately $3.0 million.  Upon closing of the offering, Bimini owned approximately 29.38% of Orchid’s outstanding common stock.

At the closing of the offering, Orchid entered into a management agreement with Bimini Advisors, LLC, a wholly-owned subsidiary of Bimini, which provides for an initial term through February 20, 2016 with automatic one-year extension options and is subject to certain termination rights.  Under the terms of the management agreement, Bimini Advisors will be responsible for administering the business activities and day-to-day operations of Orchid.  Bimini Advisors will receive a monthly management fee in the amount of:

•	1.5% of the first $250,000,000 of Orchid’s equity, as defined in the management agreement;
•	1.25% of Orchid’s equity that is greater than $250,000,000 and less than or equal to $500,000,000; and
•	1.00% of Orchid’s equity that is greater than $500,000,000.

Orchid is obligated to reimburse the Company for any direct expenses incurred on its behalf.  In addition, once Orchid’s equity equals $100,000,000, its pro rata portion of certain overhead costs, as defined in the management agreement, will also be reimbursed to the Company.

We have concluded that, after the close of its public offering, Orchid is a variable interest entity pursuant to financial accounting rules because Orchid's equity holders lack the ability through voting rights to make decisions about its activities that have a significant effect on its success. We have also concluded that Bimini is the primary beneficiary of Orchid because, under the terms of the management agreement, Bimini has the power to direct the activities of Orchid that most significantly impact its economic performance including asset selection, asset and liability management and investment portfolio risk management. As a result, we will continue to consolidate Orchid in our Consolidated Financial Statements.

The following is a summarized presentation of the unaudited balance sheets as of December 31, 2012, and 2011, and the unaudited quarterly results of operations for the calendar quarters ended December 31, 2012, September 30, 2012, and December 31, 2011.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	12/31/2012	12/31/2011	% Change
ASSETS
Mortgage-backed securities	$168,155	$91,142	84.5%
Cash equivalents and restricted cash	7,433	4,718	57.5%
Accrued interest receivable	719	901	(20.20)%
Retained interests	3,336	3,495	(4.55)%
Other assets	7,710	8,998	(14.31)%
Total Assets	$187,353	$109,254	71.5%

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$150,294	$69,528	116.2%
Junior subordinated notes	26,804	26,804	-
Other liabilities	6,738	7,555	(10.81)%
Total Liabilities	183,836	103,887	77.0%
Stockholders' Equity	3,517	5,367	(34.47)%
Total Liabilities and Stockholders' Equity	$187,353	$109,254	71.5%
Class A Common Shares outstanding	10,616,912	10,086,854
Book value per share	$0.33	$0.53

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the calendar quarter ended
	12/31/2012	9/30/2012	% Change	12/31/2011	% Change
Interest income	$751	$1,165	(35.5)%	$1,040	(27.8)%
Interest expense	(151)	(104)	(45.2)%	(59)	(155.9)%
Net interest income, before interest on junior subordinated notes	600	1,061	(43.5)%	981	(38.8)%
Interest expense on junior subordinated notes	(257)	(266)	3.4%	(258)	0.0%
Net interest income	343	795	(56.8)%	723	(52.6)%
Losses	(1,073)	(19)	(5,547.4)%	(418)	(156.1)%
Net portfolio (deficiency) income	(730)	776	(194.1)%	305	(339.3)%
Other income (expenses)	119	796	(85.1)%	(716)	116.6%
Expenses	(1,305)	(2,334)	44.1%	(1,996)	34.6%
Net loss	$(1,916)	$(762)	(151.4)%	$(2,407)	20.4%
Basic and Diluted Net loss Per Share of:
CLASS A COMMON STOCK	$(0.18)	$(0.07)		$(0.24)
CLASS B COMMON STOCK	$(0.18)	$(0.07)		$(0.24)

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, March 15, 2013 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 312-8780 or (877) 312-5414. The conference passcode is 23732301.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.biminicapital.com, and an audio archive of the webcast will be available for approximately 1 year days. A replay of the call will be available through March 22, 2013 by dialing toll free (855) 859-2056 and entering conference number 23732301.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com